EXHIBIT 10.2

EXECUTION VERSION

AMENDMENT TO

EXECUTIVE EMPLOYMENT AGREEMENT

This amendment to the Executive Employment Agreement (“Agreement”), dated [                    ], between [                    ] (“Executive”) and Angiotech Pharmaceuticals (US), Inc. (“Angiotech”) is effective as of, and only upon, implementation of the contemplated recapitalization transaction with Angiotech’s 7.75% Senior Subordinated Note Holders (“Transaction”) currently anticipated to be April 28, 2011.

WHEREAS, Section 25.2 of the Agreement provides that the Agreement may be amended by entering into a written amendment signed by the parties; and

WHEREAS, Angiotech and the Executive desire to document their agreement that none of entering into, shareholder approval of, nor consummation of, the Transaction shall constitute a “Change in Control” within the meaning of the Agreement; and

WHEREAS, the Executive and Angiotech desire to amend the Agreement as described below;

WHEREAS, “Recapitalization Support Agreement” shall mean an agreement dated as of October 29, 2010, pursuant to which certain 7.75% Senior Subordinated Noteholders agree with Angiotech and certain subsidiaries thereof to complete the Transaction.

NOW, THEREFORE, the Executive hereby agrees that none of the following will constitute or result in, or be deemed to constitute or result in a “Change of Control” within the meaning of the Agreement: (i) Angiotech entering into any agreement or agreements to effect the Transaction, (ii) the granting of shareholder approval of the Transaction, (iii) the closing of the Transaction and appointment of the new board of directors; or (iv) any subsequent change of shareholdings among the parties to the Recapitalization Support Agreement or the entering into of a voting or other agreement among such parties in respect of their shareholdings.

AND, THEREFORE, it is hereby further agreed as follows:

1. Section 8.3 of the Agreement is amended in its entirety to read as follows:

8.3 Subject to paragraphs 8.4, 8.5 and 14.7, if the Executive’s employment is terminated, any rights and obligations of the Executive in respect of any then outstanding stock options or other grants or awards held by the Executive will continue to be governed by the provisions of the applicable agreement, plan, or program referred to in paragraph 8.1.

2. A new Section 8.4 is added to the Agreement and reads as follows:

8.4 In the event a Change of Control occurs, all stock options and other equity-based incentives shall become vested and, subject to paragraph 14.7 shall remain exercisable through the last day of the original term.

3. The former Section 8.4 is renumbered and becomes 8.5.

4. Section 14.7 of the Agreement is amended in its entirety to read as follows:

14.7	If the Executive’s employment is terminated by Angiotech for any reason other than for Cause or is terminated by the Executive for Good Reason, Angiotech will:

(a)	pay any unpaid Base Salary earned by the Executive up to the Last Day of Employment;

(b)	pay a lump sum amount as severance compensation, equivalent to the total of:

(i)	12 months of Base Salary, and

(ii)	an additional two months of Base Salary for each full year of employment completed by the Executive,

up to a combined maximum of 24 months of Base Salary;;

(c)	pay a further lump sum amount as compensation for loss of any benefits made available to the Executive or the Executive’s immediate family, including any benefit coverage under any health, dental, life insurance, disability, or other insurance or employee benefits plan, any contributions to the Executive’s 401(k) plan or other retirement plan, and any other perquisites of employment, including any automobile allowance, automobile lease, financial or tax planning services, memberships, or otherwise, in the total amount of:

(i)	$24,000, plus

(ii)	an additional $2,000 for each full year of employment completed by the Executive,

up to a combined maximum of $48,000;

(d)	pay the balance of any payments which may be due to the Executive under the Bonus Plan, including, if applicable, a prorated payment under the Bonus Plan earned in respect of the fiscal year in which the Executive’s employment is terminated, as and when determined by the Board;

(e)	if the Executive holds any stock options, stock appreciation rights, restricted stock, restricted stock units, or other equity-based awards, securities or grants under any equity-based award agreement, plan, or program of Angiotech, which are unsettled or not vested as of the Last Day of Employment in accordance with the provisions of the applicable agreement, plan, or program referred to in paragraph 8.1, then as of the Last Day of Employment, to the extent not already vested, each such stock option, stock appreciation right, restricted stock, restricted stock unit or other equity-based award, security or grant shall be fully vested and each outstanding stock option, stock appreciation right, restricted stock, restricted stock unit or other equity-based award, security or grant shall remain exercisable until the earlier of the one year anniversary of Last Day of Employment or the remainder of its original term; provided, however, that if the underlying stock applicable to any such stock options, stock appreciation rights, restricted stock, restricted stock units or other equity-based awards, securities or grants is not listed on the NASDAQ or the Toronto Stock Exchange as of the Last Day of Employment then each such stock option, stock appreciation right, restricted stock, restricted stock unit or other equity-based award, security or grant shall remain exercisable until, or shall only be settled upon, the first to occur of:

(i)	the one year anniversary of the underlying stock becoming publicly tradable or listed on a public exchange or

(ii)	the last day of the original term;

(f)	make any payments due under paragraph 9.3(b) or 10(a); and

(g)	in the case of a Change of Control or in the event any payment, award, benefit, or distribution (or any acceleration of any payment, award, benefit, or distribution) (each, a “Payment”) made by Angiotech under this Agreement or otherwise to or for the benefit of the Executive is subject to excise tax under Section 4999 of the Code (referred to in this paragraph 14.7(g) as the “Excise Tax”), and the reduction of Payments payable to the Executive under this Agreement to the maximum amount that could be paid to the Executive without triggering the Excise Tax (“Safe Harbor Cap”) would provide the Executive with a greater after-tax amount than if such amounts were not reduced, then the amounts payable to the Executive under this Agreement will be reduced to the Safe Harbor Cap (but not below zero), provided that:

(i)	the reduction of the amounts payable hereunder, if applicable, will be made by first reducing the payments under paragraph 14.7(b) (but not below zero), then by reducing the payments under paragraph 14.7(c) (but not below zero), then by reducing reducing the payments under paragraph 14.7(d) (but not below zero), and then by eliminating the accelerated vesting of awards under Section 14.7(e), in each case, any such reduction or elimination shall only be made to the extent necessary to reduce the Payments to the Safe Harbor Cap; and

(ii)	if the reduction or elimination of the Payments described above would not result in a more favourable after tax consequence to the Executive, no amounts payable under this Agreement will be reduced.

5. Section 14.8 of the Agreement is amended in its entirety to read as follows: “14.8 [Reserved].”

6. Section 14.9 of the Agreement is amended in its entirety to read as follows: “14.9 [Reserved].”

7. Section 14.10 of the Agreement is amended in its entirety to read as follows:

14.10 Before any payments are made or benefits are provided to the Executive under paragraph 14.7(b), (c) or (e), the Executive will execute and deliver to Angiotech a release in the form attached as Appendix A or in a similar form prepared by Angiotech, and any applicable period to revoke such release will have expired. Provided that the Executive has executed the release and the applicable revocation period for such period has expired, the payments and benefits described in paragraph 14.7(b), (c) and (e) shall be paid or provided to the Executive on the 30th day following the Last Day of Employment. If the Executive fails to execute and deliver the release, or if the Executive revokes the release within any applicable revocation period, Angiotech will have no obligation to make any payments or provide any benefits under paragraph 14.7(b), (c) or (e).

8. Section 14.11 of the Agreement is amended in its entirety to read as follows:

14.11 Angiotech’s obligation to make any payments under paragraph 14.7 (b) to (e) (inclusive) is conditional on the Executive’s ongoing compliance with all applicable post-employment obligations of the Executive under this Agreement, including, without limitation, the Executive’s obligations under Parts 3, 11, 12 and 13.

9. All other terms and conditions of the Agreement shall remain unchanged.

TO EVIDENCE THEIR AGREEMENT the parties have executed this Agreement on the dates appearing below.

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ANGIOTECH PHARMACEUTICALS (US), INC.

By:

Authorized Signatory

Date: